Exhibit 99.1

Press Release	For Immediate Release
Date: July 29, 2025

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2025 RESULTS

Highlights for the Second Quarter of 2025:

•	Net loss of $212,000 or $(0.07) per diluted EPS during the second quarter of 2025, a decrease of $365,000 on a linked quarter basis, and net loss of $59,000 or $(0.02) per diluted EPS for the six-month period ending June 30, 2025.

•	Net interest margin on a tax equivalent basis of 3.13% with margin expansion of 13 basis points during the second quarter of 2025 compared to the first quarter of 2025.

•	Total loans increased by $6.0 million during the second quarter of 2025, an annualized growth rate of 11.5%.

•	Total deposits were $317.3 million at June 30, 2025, up modestly from March 31, 2025. Liquidity continues to remain at a very strong level, and the Bank is well positioned for future growth.

•	Key credit quality metrics continue to be excellent with net charge-offs during the second quarter of 2025 of $45,000 or 0.09% annualized, as compared to the first quarter of 2025 of $4,000, or 0.01% annualized.

•	As noted in the Form 8-K filing, on March 5, 2025, the Bank entered into a stock purchase agreement with VA Wholesale Mortgage, Inc. (“VAWM”) which provides mortgage banking services in the communities it serves. We expect to close on that purchase in August 2025. VAWM currently originates approximately $125 million a year in new mortgages across a wide array of loan products with specialized expertise in mortgage solutions for veterans and military personnel. This acquisition will provide access to new products and markets for the Bank, create the ability to originate and sell mortgages off our balance sheet, and provide cross-selling opportunities for the Bank’s products and services to VAWM’s existing and new clients.

•	In June, we launched a new credit card program, another one of our strategic initiatives focused on bringing products and services to new and existing customers that position the Bank as a community bank with a high service culture and large bank capabilities.

GLEN BURNIE, MD (July 29, 2025) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), today reported a net loss for the second quarter of 2025 of $212,000 as compared to net income of $153,000 in the first quarter of 2025 and net loss of $204,000 in the second quarter of 2024. Diluted loss per share was $(0.07) for the second quarter of 2025 as compared to $0.05 earnings per diluted share in the first quarter of 2025 and $(0.07) diluted loss per share for the second quarter of 2024.

Year-to-date through June 30, 2025, net loss was $59,000 compared to a net loss of $201,000 during the first six months of 2024. Diluted loss per share for the first half of 2025 was $(0.02), compared to a diluted loss per share of $(0.07) during the same period in 2024.

“We are disappointed with our net loss for the quarter. However, we are encouraged by the outcomes of a number of strategic initiatives we started over a year ago. Our strategic priorities continue to focus on increasing new revenue sources by growing our client relationships and becoming more operationally efficient. Achieving these objectives will expand our return on assets and capital,” said Mark C. Hanna, President and Chief Executive Officer. “To execute on these objectives, we need to balance the need to invest in the people, products and infrastructure to generate the necessary growth while simultaneously reducing overhead. During the quarter, we had over $280,000 of non-recurring expenses as the result of early retirement and employee severance that are related to our cost control initiatives. Through the implementation of the early retirement program, attrition, branch closings and changes to our operating hours, the Bank reduced its headcount from 89 at the beginning of the year to 73 as of June 30, 2025 as we execute on reducing overhead.”

Mr. Hanna added, “We were very pleased to see that our deposit base and cost of funding continues to remain competitive and stable while seeing good growth in our loan revenues. With strong liquidity and ample capital, we are very excited about our future and the benefits our strategic initiatives are beginning to produce.”

Loan Portfolio Quality/Allowance for Loan Losses

The Bank’s asset quality metrics continue to be very good because of our focus on disciplined lending practices. The non-performing loans ratio as of June 30, 2025, was 0.51%, down 4 basis points from March 31, 2025. During the second quarter of 2025, the Bank had net charge-offs of $45,000 or 0.09% to average loans as compared to $4,000 or 0.01% in the first quarter 2025. Provision expense in the second quarter of 2025 was $79,000 as compared to a release of $620,000 in the first quarter of 2025, and expense of $600,000 in the second quarter of 2024. The Bank’s allowance for loan losses to loans stood at 1.21%, a decline of 0.09% from the first quarter of 2025 and second quarter of 2024.

Mark C. Hanna, President and Chief Executive Officer noted, “We continue to see and experience very good credit results and indicators in our markets, while our non-performing assets remain at minimum levels. Our allowance for credit losses remained higher than our peers at 1.21% of loans, illustrating our emphasis on disciplined lending practices and fortifying our balance sheet for any economic cycle.”

Balance Sheet

Total loans increased during the second quarter of 2025 by $6.0 million, an annualized growth rate of 11.5%. This increase is primarily the result of growth in commercial real estate loans of $3.4 million, $0.9 million of growth in the C&I portfolio, and a $1.9 million increase in consumer loans (automobile), offset by a decrease in construction and land loans of $0.3 million.

Total deposits were $317.3 million at June 30, 2025, a relatively small change from the first quarter of 2025. Non-interest bearing deposits, which are 34% of total deposits, were up by $2.5 million or 2.4%, an annualized growth of 9.7%. These increases were offset by declines in interest-bearing deposits of $2.5 million. The Bank is still experiencing some movement between interest checking and savings into the Bank’s higher rate money market accounts. We believe that this is an indicator that the Bank’s communities and markets remain very competitive for deposits by customers who are very rate sensitive.

Cost of deposits increased on a linked quarter basis to 1.78% in the second quarter of 2025 from 1.63% due to the shift of deposit balances from lower cost deposits to the Bank’s higher rate money market accounts and CDs. Total cost of funds, including noninterest sources increased 0.06% on a linked quarter basis to 1.36%. Borrowed funds, which are advances from the FHLB, decreased $7.0 million to $13.0 million from the first quarter of 2025.

Mark C. Hanna, President and Chief Executive Officer, commented, “We are glad to see some stabilization in our deposit base as those deposits are a strength of our Bank and a big contributor to our strong liquidity. As of June 30, 2025, we still have many sources for additional liquidity in the form of $31.4 million in borrowing capacity with the FHLB, open pledging capacity of our securities portfolio of $57.5 million, $33.9 million in borrowing capacity with FRB, and additional access to other wholesale funding of $17.0 million. This additional liquidity capacity can provide the funding we need to create balance sheet growth and increased earnings for our investors.”

The investment securities available for sale was $104.6 million, after the fair value adjustment of $24.6 million, with a yield of 2.25% at June 30, 2025, down $2.1 million from the first quarter of 2025, and down $12.6 million from the second quarter of 2024. The effective duration of the securities portfolio is 7.3 years. Accumulated Other Comprehensive Loss (AOCL) of $17.8 million was relatively unchanged from the first quarter of 2025, and a slight improvement of $1.7 million when compared to the second quarter of 2024. Changes in the AOCL on the investment portfolio are attributable to changes in interest rates. The Bank does not intend to sell nor buy any new securities as our strategic direction is to grow our balance sheet through new loans instead of increasing our reliance on the securities portfolio.

Each of the regulatory capital ratios for the Bank exceeds the well capitalized minimum levels currently required by regulatory statute. At June 30, 2025, the Bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 9.59%, 14.91%, and 16.06% respectively. These compared to the ratios as of March 31, 2025, of 9.71%, 15.42%, and 16.60% and to June 30, 2024, of 10.10%, 15.59%, and 16.84%, respectively

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $2.7 million for the second quarter of 2025, compared to net interest income of $2.6 million in the first quarter of 2025, and $2.8 million for the second quarter of 2024. Second quarter of 2025 net interest margin, on a tax equivalent basis, was 3.13% compared to 3.00% in the first quarter of the year, up 13 basis points on a linked quarter basis. This increase in margin is due to the increased yield on earning assets of 20 basis points from the first quarter of 2025. Yields on total loans improved by 24 basis points to 5.58% on a linked quarter basis, and up 14 basis points from the second quarter of 2024, while the total cost of funds increased only 6 basis points over first quarter of 2025 to 1.36%. Total earning assets were up $3.1 million to $359.3 million on a linked quarter basis and were down $11.7 million from the second quarter 2024.

Mark C. Hanna, President and CEO commented, “We are beginning to see our mix of earning assets move from cash and securities to loans. A year ago, in the second quarter of 2024 our loans were 50% of our earning assets where today at the end of the second quarter of 2025, loans represented 58% of our total earning assets. This is an important and intentional shift in our balance sheet to work around the existing securities portfolio structure.”

Non-Interest Income

Non-interest income in the second quarter of 2025 was $220,000 compared to $205,000 in the first quarter of 2025, and $241,000 in the second quarter of 2024. The Bank anticipates increases in its non-interest income due to the expected acquisition of VAWM.

Non-Interest Expense

Noninterest expense totaled $3.3 million for the second quarter of 2025, essentially flat compared to the first quarter of 2025 and $0.4 million above the $2.8 million in the second quarter of 2024. As noted earlier, the Bank is taking steps to become more operationally efficient by reducing certain non-interest expenses in future periods. This increase was due to non-recurring additional costs related to early retirement programs and reductions in employee headcount in the amount of $287,000. Salary and related employment benefits were up $199,000 due to these costs, while occupancy and equipment expenses, legal, accounting and professional fees, and data process services combined were down by $192,000 on a linked quarter basis. Other expenses were slightly up by $24,000 from the first quarter of 2025.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with six branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the Company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Mark C. Hanna, President and Chief Executive Officer

410-768-8877

mchanna@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2025	2025	2024	2024
	(unaudited)	(unaudited)	(audited)	(audited)
ASSETS
Cash and due from banks	$1,677	$1,792	$2,012	$1,804
Interest-bearing deposits in other financial institutions	10,991	21,884	22,452	14,982
Total Cash and Cash Equivalents	12,668	23,676	24,464	16,786

Investment securities available for sale, at fair value	104,566	106,623	107,949	117,180
Restricted equity securities, at cost	869	1,201	1,671	246

Loans	213,362	207,393	205,219	201,500
Less:Allowance for credit losses	(2,587)	(2,689)	(2,839)	(2,625)
Loans, net	210,775	204,704	202,380	198,875

Premises and equipment, net	2,575	2,609	2,678	2,833
Bank owned life insurance	8,921	8,877	8,834	8,744
Deferred tax assets, net	8,102	8,088	8,548	8,329
Accrued interest receivable	1,206	1,243	1,345	1,358
Accrued taxes receivable	271	159	148	552
Prepaid expenses	386	474	471	355
Other assets	382	319	468	458
Total Assets	$350,721	$357,973	$358,956	$355,716

LIABILITIES
Noninterest-bearing deposits	$107,027	$104,487	$100,747	$109,631
Interest-bearing deposits	210,289	212,770	208,442	196,235
Total Deposits	317,316	317,257	309,189	305,866

Short-term borrowings	13,000	20,000	30,000	30,000
Defined pension liability	340	338	330	328
Accrued expenses and other liabilities	1,132	1,197	1,620	2,051
Total Liabilities	331,788	338,792	341,139	338,245

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,900,681; 2,900,681; 2,900,681; and 2,893,648 shares as of June 30, 2025, March 31, 2025, December 31, 2024, and June 30, 2024, respectively.	2,901	2,901	2,901	2,894
Additional paid-in capital	11,037	11,037	11,037	11,014
Retained earnings	22,823	23,035	22,882	23,081
Accumulated other comprehensive loss	(17,828)	(17,792)	(19,003)	(19,518)
Total Stockholders' Equity	18,933	19,181	17,817	17,471
Total Liabilities and Stockholders' Equity	$350,721	$357,973	$358,956	$355,716

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income
Interest and fees on loans	$2,909	$2,525	$5,618	$4,740
Interest and dividends on securities	732	854	1,477	1,791
Interest on deposits with banks and federal funds sold	236	514	411	767
Total Interest Income	3,877	3,893	7,506	7,298

Interest expense
Interest on deposits	942	584	1,783	986
Interest on short-term borrowings	199	523	424	955
Total Interest Expense	1,141	1,107	2,207	1,941

Net Interest Income	2,736	2,786	5,299	5,357
(Release) provision of credit loss allowance	79	600	(541)	792
Net interest income after credit loss (release) provision	2,657	2,186	5,840	4,565

Noninterest income
Service charges on deposit accounts	34	35	65	73
Other fees and commissions	142	162	273	311
Income on life insurance	44	44	87	87
Total Noninterest Income	220	241	425	471

Noninterest expenses
Salary and employee benefits	2,026	1,601	3,853	3,219
Occupancy and equipment expenses	256	338	565	669
Legal, accounting and other professional fees	278	248	662	502
Data processing and item processing services	224	243	480	492
FDIC insurance costs	44	40	85	78
Advertising and marketing related expenses	30	25	66	48
Loan collection costs	7	-	52	6
Telephone costs	25	29	63	69
Other expenses	362	296	690	575
Total Noninterest Expenses	3,252	2,820	6,516	5,658

(Loss) income before income taxes	(375)	(393)	(252)	(622)
Income tax benefit	(163)	(189)	(192)	(420)

Net (loss) income	$(212)	$(204)	$(59)	$(201)

Basic and diluted net (loss) income per common share	$(0.07)	$(0.07)	$(0.02)	$(0.07)

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2025 and 2024

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net income	-	-	(201)	-	(201)
Cash dividends, $0.20 per share	-	-	(577)	-	(577)
Dividends reinvested under dividend reinvestment plan	11	50	-	-	61
Other comprehensive loss	-	-	-	(1,137)	(1,137)
Balance, June 30, 2024	$2,894	$11,014	$23,081	$(19,518)	$17,471

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2024	$2,901	$11,037	$22,882	$(19,003)	$17,817

Net income	-	-	(59)	-	(59)
Other comprehensive income	-	-	-	1,175	1,175
Balance, June 30, 2025	$2,901	$11,037	$22,823	$(17,828)	$18,933

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	June 30	March 31,	June 30	December 31,
	2025	2025	2024	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data
Assets	$350,721	$357,973	$355,716	$358,956
Investment securities	104,566	106,623	117,180	107,949
Loans	213,362	207,393	201,500	205,219
Allowance for loan losses	2,587	2,689	2,625	2,839
Deposits	317,316	317,257	305,866	309,189
Borrowings	13,000	20,000	30,000	30,000
Stockholders' equity	18,933	19,181	17,471	17,817
Net income (loss)	(212)	153	(204)	(112)

Average Balances
Assets	$356,587	$353,308	$366,071	$363,994
Investment securities	130,343	132,805	148,690	148,037
Loans	208,951	205,868	186,650	192,646
Deposits	317,647	312,030	307,427	309,838
Borrowings	17,824	20,215	38,891	32,721
Stockholders' equity	19,780	19,258	17,369	19,169

Performance Ratios
Annualized return on average assets	-0.24%	0.18%	-0.22%	-0.03%
Annualized return on average equity	-4.30%	3.22%	-4.72%	-0.58%
Net interest margin - FTE	3.13%	3.00%	3.10%	3.06%
Dividend payout ratio	0%	0%	N/M	N/M
Book value per share	$6.53	$6.61	$6.04	$6.14
Basic and diluted net income (loss) per share	(0.07)	0.05	(0.07)	(0.04)
Cash dividends declared per share	0.00	0.00	0.10	0.30
Basic and diluted weighted average shares outstanding	2,900,681	2,900,681	2,891,203	2,893,871

Asset Quality Ratios
Allowance for loan losses to loans	1.21%	1.30%	1.30%	1.38%
Nonperforming loans to avg. loans	0.51%	0.55%	0.17%	0.19%
Allowance for loan losses to nonaccrual & 90+ past due loans	242.8%	236.9%	827.1%	789.1%
Net charge-offs (recoveries) annualize to avg. loans	0.09%	0.01%	-0.14%	0.08%

Capital Ratios
Common Equity Tier 1 Capital	14.91%	15.42%	15.59%	15.15%
Tier 1 Risk-based Capital Ratio	14.91%	15.42%	15.59%	15.15%
Leverage Ratio	9.59%	9.71%	10.10%	9.97%
Total Risk-Based Capital Ratio	16.06%	16.60%	16.84%	16.40%
Common Equity Tier 1 Capital	$36,449	$36,639	$36,896	$36,481
Tier 1 Regulatory Capital	36,449	36,639	36,896	36,481
Total Regulatory Capital	39,281	39,438	39,857	39,496